                                                             EXHIBIT 4.4
                                                             -----------


                             SEGUE SOFTWARE, INC.

                AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN


     The following amendment to the 1996 Employee Stock Purchase Plan of Segue Software, Inc. (the "Company"), was adopted by the Board of Directors of the Company on February 25, 1998 and approved by the Stockholders of the Company at the 1998 Annual Meeting of Stockholders held on June 5, 1998:

     VOTED:   To increase the number of shares reserved for issuance under the
     -----    Company's Employee Stock Purchase Plan by 100,000 shares.